Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE CORPORATION APPOINTS DIANA S. FERGUSON TO BOARD OF DIRECTORS

ELYRIA, Ohio - July 19, 2018 - Invacare Corporation (NYSE: IVC) today announced the appointment of Diana S. Ferguson, to its Board of Directors, effective July 19, 2018. Ms. Ferguson currently serves as Chief Financial Officer for Cleveland Avenue, LLC, a privately-held venture capital firm which accelerates and strategically invests in innovative restaurant, food and beverage concepts and emerging brands. In addition, since August 2013, Ms. Ferguson has served as Principal of Scarlett Investments, LLC, a firm that invests in and advises middle market businesses.

Ms. Ferguson has more than 30 years of finance experience in the manufacturing, financial and consumer industries, as well as the public-sector. Ms. Ferguson was unanimously appointed by the current members of the Board after an extensive search conducted by an internationally recognized executive search firm. Her appointment brings the number of Invacare directors to a total of nine, eight of whom are considered independent directors.

“We are excited to welcome Diana to the Invacare Board of Directors. Diana’s strong background in finance and strategic development at several multinational organizations is a great fit for Invacare. Her demonstrated leadership and ability to provide strategic oversight for financial management of the company’s resources will be invaluable during our transformation,” said Matthew E. Monaghan, chairman, president and chief executive officer.

“I look forward to working with Matt Monaghan, Dr. Martin Harris, lead director, and the entire Invacare Board as we continue the company’s transformation to a world class leader in the home healthcare industry,” said Ms. Ferguson.

Ms. Ferguson previously served as Chief Financial Officer of the Chicago Board of Education, from February 2010 to May 2011, and as Senior Vice President and Chief Financial Officer of The Folgers Coffee Company from April 2008 to November 2008. Prior to joining Folgers, she was Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc. Ms. Ferguson also served as the Chief Financial Officer of Sara Lee Foodservice and held several leadership positions at Sara Lee Corporation including Senior Vice President of Strategy and Corporate Development, as well as Treasurer. Ms. Ferguson currently serves as a director of Frontier Communications Corporation (NasdaqGS: FTR), a provider of communications services, and formerly served as a director of TreeHouse Foods, Inc. (NYSE: THS), a consumer-packaged food and beverage manufacturer. Ms. Ferguson holds a BA in Psychology from Yale University and an MBA from Northwestern University.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.
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